NEWS RELEASE

SOUTHWESTERN ENERGY ELECTS ELLIOTT PEW TO THE BOARD OF DIRECTORS

Houston, Texas – June 21, 2012...The Board of Directors of Southwestern Energy Company (NYSE: SWN) announced today that, effective June 25, 2012, Elliott Pew has been elected to the Board for a term expiring at the annual meeting of stockholders in 2013, at which time his continued service will be subject to stockholder approval. With the election of Mr. Pew, the Board of Directors currently has eleven (11) members.

Mr. Pew has an extensive background in the oil and gas industry, with over 30 years of professional experience.  From 2007 until it was sold in 2010, he was a co-founder and the Chief Operating Officer at Common Resources, LLC.  Previously, Mr. Pew was Executive Vice President - Exploration at Newfield Exploration Company in Houston where he led Newfield’s diversification efforts onshore in the late 1990’s in addition to leading the company’s exploration program, including the formation of the deep water GOM business unit. Prior to Newfield, Mr. Pew was Senior Vice President - Exploration with American Exploration Corporation.  He has been a director of Enerplus Corporation since 2010 and is a member of its Audit and Risk Management Committee and the Chairman of its Reserves Committee.  He is also a director of Common Resources II, a private company. Mr. Pew holds a Bachelor's Degree in Geology from Franklin and Marshall College and a Master of Arts Degree in Geology from the University of Texas.

Southwestern Energy Company is an independent company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:

Brad D. Sylvester, CFA

Vice President, Investor Relations

(281) 618-4897

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